NEWS RELEASE


FOR IMMEDIATE RELEASE                  Contact:Tim Quast
March 13, 2003                                 (916) 786-1799
                                               t.quast@surewest.com

           SureWest Communications Sells $60 Million of 10-Year Notes

(ROSEVILLE, CALIFORNIA) - Integrated communications provider SureWest Communications (Nasdaq: SURW) announced today that it had completed the private issuance and sale of $60 million of its 4.74% Series B Senior Notes to a group of institutional investors. The Series B Senior Notes have a maturity date of March 13, 2013 and an eight-year average life, with the principal amount to be repaid in five equal annual installments beginning in March 2009. The Series B Senior Notes supplement the Company's $40 million of Series A Senior Notes which were issued in December 1998 with a 15-year maturity and 10-year average life.

The pricing of the Series B Senior Notes at 4.74% is 156 basis points below the previously issued Series A Senior Notes. "We were very pleased with response of the sophisticated institutional market to our debt offering, especially in light of the challenges faced by many companies in our industry", said Michael D. Campbell, executive vice president and chief financial officer. "Our ability to tap into these markets is indicative of our strong financial position and the maintenance historically of a low debt to capital ratio."

The company intends to use the proceeds to retire outstanding indebtedness under its revolving credit facility, and to finance growth initiatives and for general corporate purposes.

Banc of America Securities LLC, a subsidiary of Bank of America Corporation, acted as the placement agent for the Series B Senior Notes.


About SureWest Communications

With nearly 90 years in Northern California, SureWest Communications and its family of companies represent an integrated network of highly reliable advanced communications products and services with the highest standards of customer care. Founded as Roseville Telephone Company, the company has expanded to provide digital cable TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories. For more information, visit the SureWest web site at www.surewest.com.

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements. Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, changes affecting the California economy in general and the Sacramento, California region in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.

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